Exhibit 99.1

FDA Clears Additional Viral Targets on Verigene Enteric Pathogens Test

NORTHBROOK, IL – October 13, 2014 – Nanosphere, Inc. (NASDAQ: NSPH), a company enhancing medicine through targeted molecular diagnostics, today announced it has received 510(k) clearance from the U.S. Food and Drug Administration (FDA) for its Verigene® Enteric Pathogens Nucleic Acid Test (EP), which now includes additional viral targets, as well as the bacterial and toxigenic targets cleared by FDA earlier this summer.

Verigene EP is a rapid, easy-to-use and cost-effective alternative to traditional stool diagnostics that the Company believes has the potential to deliver clinical, economic and workflow benefits to hospitals and laboratories.

“Rapid diagnostic tests that accurately detect the organisms that cause diarrheal illness have the ability to improve physician decisions regarding patient management,” said Paul A. Granato, PhD, D(ABMM), Director of Microbiology and Scientific Director of Clinical Microbiology at Laboratory Alliance, whose laboratory participated in the Verigene EP clinical trial. “In addition to potentially reducing use of unnecessary or inappropriate antibiotics, these tests can help optimize laboratory staff and budgetary resources by reducing the time and costs associated with working up both negative and positive stool specimens.”

Verigene EP is Nanosphere’s second FDA-cleared test in the area of gastroenteritis, joining the currently marketed Verigene Clostridium difficile Nucleic Acid Test (CDF), which identifies toxigenic C. difficile and differentiates the 027 hypervirulent strain for epidemiological purposes.

“The feedback we’ve received from the medical community regarding our approach to designing Verigene EP to provide clinically actionable results for common community-acquired gastrointestinal infections has been very encouraging,” said Michael McGarrity, Nanosphere’s president and chief executive officer. “We anticipate that the addition of Verigene EP to our infectious disease test menu will provide additional value to our customers and patients.”

Nanosphere’s menu includes five multiplex molecular diagnostic tests performed using the automated, sample-to-result Verigene System that target infections of the bloodstream, respiratory tract and gastrointestinal tract. They include the Verigene Gram-Positive Blood Culture Test (BC-GP), the Verigene Gram-Negative Blood Culture Test (BC-GN), the Verigene Respiratory Virus Plus Test (RV+), Verigene CDF (each of which is FDA-cleared and CE-marked), and now Verigene EP. Nanosphere anticipates CE marking of Verigene EP in early 2015.

About the Verigene® System

The Verigene System uses Nanosphere’s core proprietary gold nanoparticle chemistry to offer highly sensitive, highly specific molecular diagnostic results through low-cost multiplexing. The Verigene System rapidly and accurately detects infectious pathogens and drug resistance markers by targeting conserved genetic regions of a bacterium or virus. Currently, the multiplexed Verigene tests target infections of the bloodstream, respiratory tract and gastrointestinal tract. The information gathered from Verigene test results enables clinicians to make informed patient treatment decisions more quickly, which may result in improved patient outcomes, reduced costs, optimized antibiotic therapy and reduced spread of antibiotic resistance.

About Nanosphere, Inc.

Nanosphere is enhancing medicine through targeted molecular diagnostics that result in earlier disease detection, optimal patient treatment and improved healthcare economics. The Company’s versatile technology platform, the Verigene® System, enables clinicians to rapidly detect the most complex, costly and deadly infectious diseases through a low cost and simple-to-use multiplexed diagnostic test. The combination of this innovative technology and Nanosphere’s customer-driven solutions keeps commitment to the patient at the forefront of its business. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.

Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investors:

Roger Moody, Chief Financial Officer 847-400-9021 rmoody@nanosphere.us	Michael Rice, LifeSci Advisors 646-597-6979 mrice@lifesciadvisors.com

Media:

Zachary Crowther, Director of Marketing

847-400-9047

zcrowther@nanosphere.us

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